Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (File Number 333-193161), previously filed on January 2, 2014, of our report dated March 30, 2014 on the consolidated financial statements of Biozone Pharmaceuticals, Inc. as of and for the years ended December 31, 2013 and 2012, which report is included in this Annual Report on Form 10-K of Cocrystal Pharma, Inc. for the year ended December 31, 2013.

/s/ Paritz & Company, P.A.

Hackensack, NJ 07601
March 31, 2014